UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

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XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

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Cayman Islands	1-10804	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                       Regulation FD Disclosure.

The following information is being furnished under Item 7.01, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 5, 2008, XL Capital Ltd (“XL” or the “Company”) issued a press release (the “Release”) announcing the Company’s full year 2007 financial results.  The Release was furnished to the Securities and Exchange Commission (the “SEC”) as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 5, 2008.  In the Release, the Company indicated that the financial information contained therein was subject to revision pending the completion of the audits of XL, Security Capital Assurance Ltd (“SCA”) and XL’s other affiliates.  While the 2007 audited financial statements of SCA (the “SCA Financials”) remain unavailable, since the date of the Release the Company has received additional unaudited financial information from SCA in respect of the facultative and excess of loss reinsurance agreements between the Company’s subsidiaries and SCA’s subsidiaries (the “Facultative Agreements” and the “Excess of Loss Agreement,” respectively).  This information has allowed the Company to update the information provided in the Release and include such updated information in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 10-K”) that is being filed with the SEC simultaneously herewith.

More specifically, based on information received to date and as reflected in the 2007 10-K, the Company has:

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done an extensive analysis of recent market developments with respect to the monoline industry in general and SCA specifically (including the ratings downgrades relating to SCA since year end) and considered industry analyst reports which indicated that the fair value of any investment in the financial guarantor sector in general and SCA specifically has very uncertain value at this point in time. As a result, management believes that the fair value of the Company’s investment in SCA is substantially less than the traded market value at December 31, 2007 of $3.89 per share and accordingly, the Company has reduced the reported value of its investment in SCA from $117 million to zero. Management believes this decline in value is other than temporary; and

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received preliminary unaudited information from SCA that the aggregate amount that it expects to be recording as a recoverable from XL under the Facultative Agreements and the Excess of Loss Agreement is $328.3 million as set out below:

US dollars in millions

Excess of Loss Agreement	$259.4

Losses under the Facultative Agreements	51.0

Mark to market charge for Facultative Agreements	17.9

Total	$328.3

Accordingly, the Company has recorded the following in the 2007 10-K:

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As a result of the advised losses under the Facultative Agreements being $21.0 million higher than those originally estimated by the Company at the time of the Release, the Company has recorded an additional charge of $21.0 million and a related tax credit of $1.9 million;

●	The Company has booked an additional mark to market charge of $17.9 million in respect of the Facultative Agreements; and

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In the Release, XL had recorded an estimated charge of $300 million for the Excess of Loss Agreement and, notwithstanding the information received from SCA relating to this contract, XL has not amended its estimate in respect of this agreement.

The additional charges described above total approximately $154 million (net of tax) which result in total fourth quarter 2007 charges for the Company of approximately $1.66 billion (net of tax) which is within the previously disclosed range of $1.5 to $1.7 billion as set forth in the Company’s press release dated January 23, 2008.

Set forth below is a reconciliation of the Company’s net income for the twelve months ended December 31, 2007 as set forth in the Release to that which is reported in the 2007 10-K:

U.S. dollars in millions	Net Income

As reported in the Release	$360.4
Write down of investment in SCA	(117.0)
Increased losses under the Facultative Agreements	(21.0)
Mark to market charge for Facultative Agreements	(17.9)
Tax	1.9
As reported in 2007 10-K	$206.4

As reflected in the 2007 10-K, the Company’s book value per ordinary share at December 31, 2007 was $50.30 per ordinary share.

Finally, as disclosed in the 2007 10-K, under Rule 3-09 of Regulation S-X, the Company is required to file the SCA Financials as an Exhibit to the 2007 10-K.  The SCA Financials were not available at the time the Company filed the 2007 10-K.  The Company intends to file the SCA Financials as an Exhibit to an amendment to the 2007 10-K as soon as they are available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February  29, 2008

XL CAPITAL LTD
(Registrant)

By: /s/ Kirstin Romann Gould
Name: Kirstin Romann Gould
Title: General Counsel and Secretary